TIDAL ETF TRUST 485BPOS

Exhibit 99.(i)(xxxvii)

August 8, 2022

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated July 14, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Smart Energy ETF (formerly the iClima Distributed Smart Energy ETF and prior thereto the iClima Distributed Renewable Energy Transition Leaders ETF), a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.